Exhibit (11)(a)

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated July 16, 2024 except for Note 3, as to which the date is September 26, 2024, in the Form 1-K/A of Phoenix Capital Group Holdings, LLC and Subsidiaries (the “Company”), relating to the consolidated financial statements of the Company and subsidiaries as of December 31, 2023 and 2022, and for the years then ended.

/s/ Ramirez Jimenez International CPAs

Irvine, California

September 26, 2024